Exhibit 99.1

DATE   April 28, 2008

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:	Larry H. Putnam	(805) 466-7087
President and Chief Executive Officer

	John C. Hansen	(805) 466-7087
Executive Vice President and Chief Financial Officer

	Santa Lucia Bancorp	(805) 466-7087
www.santaluciabank.com

SANTA LUCIA BANCORP (ATASCADERO, CALIFORNIA)

(OTC Bulletin Board: SLBA.OB)

ANNOUNCES RESULTS FOR THE FIRST QUARTER OF 2008

Highlights for the First Quarter of 2008 compared to the First Quarter of 2007:

•                  Gross loans increased to $169.4 million or 4.05%

•                  Asset quality remained strong

•                  Deposits decreased to $212.4 million or 2.37%

•                  Return on Average Assets was 0.84%

•                  Return on Average Equity was 9.52%

•                  Net income decreased to $520,023 or 36.45%, primarily the result of a $400,000 decrease in net interest income

•                  Diluted Earnings per share decreased to $0.26 per share, while basic earnings per share decreased to $0.27 compared to $0.40 and $0.42 respectively, for the first quarter of 2007

•                  The Company declared a cash dividend of $0.25 per share.  This is the 19th consecutive year the Company, or the Bank before it, has declared a dividend

FINANCIAL PERFORMANCE:

Santa Lucia Bancorp (the “Company”) (OTC Bulletin Board SLBA.OB) is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the “Bank”), a four office bank serving San Luis Obispo and northern Santa Barbara Counties.  In 2006, the Company acquired all of the outstanding stock of the Bank in a holding company formation transaction.

The Company reported a decrease in net income to $520,023 from $818,258 in the like period in 2007.  This represents a 36.45% decrease.  Diluted Earnings per share decreased to $0.26 per share from $0.40 per share.  Earnings have been adversely affected by the dramatic decrease in the Company’s prime lending rate, due to actions taken by the Federal Reserve Bank during the last two quarters of 2007 and the first quarter of 2008.

The Company reported an increase in gross loans of 4.05% to $169.4 million and a decrease of 2.37% in deposits to $212.4 million.  The Company has experienced an increase in loan demand in both commercial and term real estate areas during the quarter ending March 31, 2008.  Construction lending continues to remain soft overall.

Total Shareholder’s Equity increased to $21.6 million or 10.76% over Total Shareholders Equity of $19.5 million as of March 31, 2007.  Return on Average Equity was 9.52% compared to 16.79% 1 year ago.  Return on Average Assets was 0.84% compared to 1.35% 1 year ago.

The Company’s operating efficiency ratio increased (declined) in the first quarter of 2008 to 74.10% from 62.67%.  This represents a differential of 18.18%.  This increase was due to a 15.15% decrease in the Bank’s net interest margin coupled with a 7.12% increase in non-interest expense.

Larry H. Putnam, the Company’s President and Chief Executive Officer said, “We are pleased to see the stabilization in the Company’s Demand, Now and Money Market Accounts and an increase in quality loan demand.  These components, along with a steady interest rate environment will allow us to increase our assets and improve the Company’s profits back to previous levels.”

LOAN GROWTH AND CREDIT QUALITY:

The Company recorded an increase in net loans of 4.21% to $167.2 million compared to a decrease of 1.66% for the prior year.  This is despite significant payoffs of existing construction loans, a temporary slow down in new construction starts and payoffs of several substantial commercial loan relationships due to the sale of their businesses.  We have seen a steady growth in the commercial loan area, which has increased 11.91% to $38.4 million as of March 31, 2008.  As of March 31, 2008 the Company had three loans totaling $2,119,000 that were on non-accrual compared to two loans totaling $97,000 as of March 31, 2007.  One of these loans totaling $1,162,500 has since been paid off and the two remaining non-accrual loans total $946,500.  One of the remaining loans totaling $900,000 is well secured.

DEPOSIT GROWTH:

Competition for deposits continues to be very strong both from traditional sources as well as alternative investments such as mutual funds, money market funds and the stock market.  Total deposits decreased 2.37% to $212.4 million compared to $217.6 million as of March 31, 2007.  We have also seen a shift into higher cost time certificate of deposits over the past year.  Non interest bearing demand deposits represent 35.63% of total deposits.  We will continue to concentrate our efforts on providing quality personalized service to the small business community, which provides solid core deposit growth.  New account activity has been steadily increasing due to our advertising and business development efforts.

NET INTEREST INCOME AND NET INTEREST MARGIN:

Net interest income decreased 12.08% to $2.9 million from $3.3 million for the same period in 2007.  The net interest margin for the first quarter of 2008 was 5.21% compared to 6.14% for the like period in 2007.  This represents a decrease of 15.15%.  The decrease in net interest margin is primarily the result of the significant decrease in the Company’s prime lending rate due to actions taken by the Federal Reserve Bank.  The Bank’s prime lending rate was reduced by 2% in the first quarter of 2008, following a 1% decrease in the last two quarters of 2007.  These rapid and significant rate reductions have placed considerable pressure on our margins and significantly affect our interest income.  Loans tend to reprice faster than deposits, which has a temporary negative impact on interest income and net interest margin.

PROVISION FOR LOAN LOSSES:

The Company did not make any additions to the loan loss provision during the first quarter of 2008 or the entire year of 2007.  The principal reason for this was the continued credit quality of the loan portfolio, coupled with a $3.1 million decrease in loans during 2007.  The Bank posted net recoveries of $19,000 in 2007 and net charge-offs of $57,000 for the first quarter of 2008.  The loan loss reserve stands at $1,616,000 as of March 31, 2008 or .95% of total loans compared to 0.99% for the same period in 2007.  The Bank’s non performing loans at March 31, 2008 represent 0.55% of total loans compared to the national peer group of 0.81% as of December 31, 2007.

CAPITAL LEVELS AND RATIOS:

Shareholder equity stands at $21.6 million as of March 31, 2008 compared to $19.5 million as of March 31, 2007.  This is after the Company paid cash dividends of $0.50 per share totaling $967,000 to all shareholders of record as of September 30, 2007 and March 31, 2008 and $932,000 for the repurchase of 35,721 shares of the Bank’s common stock under the repurchase program.  The Bank’s Tier 1 Capital to Average Assets ratio increased 4.88% to 9.88% compared to 9.42% as of March 31, 2007.  Total Capital to Risk Weighted Assets increased 0.36% to 13.83% as of March 31, 2008, compared to 13.78% as of March 31, 2007.  The Bank is “well capitalized” in all regulatory categories.

THE COMPANY AND ITS BUSINESS STRATEGY

Santa Lucia Bancorp, headquartered in Atascadero, California is a California corporation organized in 2006 to act as the holding company for Santa Lucia Bank (the Bank).  Santa Lucia Bank has operated in the State of California since August 5, 1985.

The Bank engages in the commercial banking business principally in San Luis Obispo and northern Santa Barbara Counties from its banking offices located at 7480 El Camino Real, Atascadero, California, 1240 Spring Street, Paso Robles, California, 1530 East Grand Avenue, Arroyo Grande, California and 1825 South Broadway, Santa Maria, California.

The Company, through its subsidiary, Santa Lucia Bank, emphasizes personalized quality customer service to small and medium sized businesses in its markets.  The main focus after 20 years of operation is to provide a consistent return to shareholders, quality personalized service to our customers and a challenging and rewarding environment for our employees.  This is complimented by our first class facilities that we have strategically placed on the Central Coast of California, which is a very desirable and growing region.  These guiding principals will continue to serve the Company well in both the short term and long term.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight over the Company’s or Bank’s operations, interest rates and financial policies of the United States government, general economic conditions and California’s energy crisis.  Additional information on these and other factors that could affect financial results are included in the Company’s Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA).  Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof.  Santa Lucia Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  This statement is included for the express purpose of protecting Santa Lucia Bancorp under PSLRA’s safe harbor provisions.

SELECTED FINANCIAL INFORMATION

	(in thousands, except share data and ratios) Unaudited
	Three Months Ended
	March 31,		%
	2008	2007	Change
Summary of Operations:
Interest Income	$4,050	$4,413	-8.23%
Interest Expense	1,154	1,118	3.22%
Net Interest Income	2,896	3,295	-12.11%
Provision for Loan Loss	—	—	—

Net Interest Income After Provision for Loan Losses	2,896	3,295	-12.11%
Noninterest Income	355	292	21.58%
Noninterest Expense	2,408	2,248	7.12%

Income Before Income Taxes	843	1,339	-37.04%
Income Taxes	323	521	-38.00%

Net Income	$520	$818	-36.43%

Cash Dividends Paid	$482	$386	24.87%

Per Share Data:
Net Income - Basic	$0.27	$0.42	-35.71%
Net Income - Diluted	$0.26	$0.40	-35.00%
Dividends	$0.250	$0.200	25.00%
Book Value	$11.21	$10.10	10.99%

Common Outstanding Shares:	1,925,983	1,932,724	-0.35%

Statement of Financial Condition Summary:
Total Assets	$248,559	$246,181	0.97%
Total Deposits	212,441	217,591	-2.37%
Total Net Loans	167,162	160,405	4.21%
Allowance for Loan Losses	1,616	1,731	-6.64%
Total Shareholders’ Equity	21,600	19,528	10.61%

Selected Ratios:
Return on Average Assets	0.84%	1.35%	-37.60%
Return on Average Equity	9.52%	16.79%	-43.28%
Net interest margin	5.21%	6.14%	-15.15%
Average Loans as a Percentage of Average Deposits	79.68%	78.50%	1.51%
Allowance for Loan Losses to Total Loans	0.95%	1.06%	-10.51%
Tier I Capital to Average Assets - “Bank Only”	9.88%	9.42%	4.88%
Tier I Capital to Risk-Weighted Assets - “Bank Only”	12.37%	12.00%	3.08%
Total Capital to Risk-Weighted Assets - “Bank Only”	13.83%	13.78%	0.36%